Exhibit 99.1

NewsRelease

Corporate Communications

MEDIA	INVESTORS
Janis Smith	Bob Strickland
415-396-7711	415-396-0523

Wells Fargo Announces Consent Solicitation

SAN FRANCISCO, October 27, 2004 - Wells Fargo & Company (NYSE: WFC) announced today that it has commenced a solicitation of consents to an amendment to the indenture related to its Floating Rate Convertible Senior Debentures due 2033 (CUSIP Nos. 949746FA4 and 949746EZ0) (the “Debentures”).

Pursuant to the terms of the indenture under which the Debentures were issued, the Company generally has the right to elect to deliver, in lieu of common stock, cash or a combination of cash and common stock upon a conversion of the Debentures. However, the indenture currently prohibits the Company from paying cash upon a conversion of the Debentures if an event of default, as defined in the indenture, exists at that time. The Company is seeking consents from holders of the Debentures to amend the indenture to eliminate this prohibition.

The record date for the consent solicitation is 5:00 p.m., New York City time, on October 26, 2004. The consent solicitation will expire at 5:00 p.m., New York City time, on November 8, 2004, unless extended. The Company is offering a consent fee of $2.50 per $1,000 original principal amount of the Debentures to each holder of record as of the record date who has delivered (and has not revoked) a valid consent prior to the expiration of the consent solicitation. The Company’s obligation to accept consents and pay the consent fee is conditioned, among other things, on the receipt of consents from holders of at least a majority in original principal amount of the outstanding Debentures.

For a complete statement of the terms and conditions of the consent solicitation and the amendment to the indenture, holders of the Debentures should refer to the Consent Solicitation Statement dated October 27, 2004, which is being sent to all holders of record of the Debentures as of the record date. Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to Global Bondholder Services Corporation, the Information Agent for the consent solicitation, at (866) 389-1500 or the joint solicitation agents for the consent solicitation, Goldman, Sachs & Co. at (800) 828-3182, Merrill Lynch & Co. at (888) 654-8637 or Morgan Stanley at (800) 624-1808.

Wells Fargo & Company is a diversified financial services company with $422 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,000 stores, the internet (wellsfargo.com) and other distribution channels across North America and elsewhere internationally.